EXHIBIT 8.1

ATTORNEY ESCROW AGREEMENT

Vic Devlaeminck

ATTORNEY - CPA

Licensed in Oregon & Washington

10013 N.E. Hazel Dell Avenue Suite317 Vancouver, WA 98685	Telephone:(503) 806-3533 Email: vic@vicdevlaeminck.com

ESCROW AGREEMENT

This Escrow Agreement is made and entered into between Gem Industries Group, Inc, a United States corporation, (SELLER), and Vic Devlaeminck, attorney, (ESCROW AGENT), on this 13th day of December, 2023.

SELLER hereby engages Vic Devlaeminck, Attorney-CPA, 10013 N.E. Hazel Dell Avenue, Suite 317, Vancouver, WA 98685 as ESCROW AGENT to hold and disburse, as directed, all funds generated by sale of Reg A+ shares by or on behalf of SELLER.

The ESCROW AGENT will act as the escrow agent to hold, safeguard and disburse the Escrow Funds pursuant to the terms and conditions presented in this Agreement.

The ESCROW AGENT will maintain detailed records of all transactions and disbursements related to this escrow account.

TERMS AND CONDITIONS

The Escrow Agent is willing and able to accept the responsibilities of this appointment as well as to act in compliance with this Escrow Agreement in its entirety. In the instance that any disa reement shall arise between SELLER and any BUYER (the "Parties Involved'), the Parties Involved agree that the Escrow Agent shall not be held liable for any costs, damages, or losses that may arise from duties performed.

Furthermore, unless written permission has been received from the Parties Involved by the Escrow Agent, no releases or disbursements shall be made.

If such disagreement between the Parties Involved does occur, the Escrow Agent will have the right to be discharged from this agreement b¥ turnin9 all agreements and documentation over to a court of law in a jurisdiction appropriate for this Agreement. Any and all costs to the Escrow Agent shall be the responsibility of the Parties Involved. This Agreement is for the benefit of the Escrow A9ent and the Parties Involved, exclusivel¥· Furthermore, the Parties Involved agree that there are no beneficial results for any third parties nor will third parties be involved in any decisions for this escrow agreement.

TRANSACTION DETAILS

INITIAL. The parties shall place all items to be ultimately exchanged into the custody of the ESCROW AGENT. This shall mean that BUYER shall place agreed upon purchase funds in U.S. dollar equivalent currency with

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ESCROW AGENT to be deposited into his IOLTA attorney trust bank account. SELLER shall place all appropriate documentation regarding the sale with ESCROW AGENT to be held in trust by ESCROW AGENT in accordance with Washington State Bar Association rules 9overning administration of attorney trust accounts and trust administration.

CLOSING. Upon receipt by ESCROW AGENT of all transaction items listed above and held by ESCROW AGENT on behalf of each donor party, Closing of this transaction shall immediately occur by means of transfer to the respective account of the prospective recipient party according to written instructions executed by each respective party. Any modification of these terms may be made at any time by written instruction, executed by both Parties Involved to that effect conveyed to the ESCROW AGENT.

SETTLEMENT. At the conclusion of an escrow transaction, the ESCROW AGENT shall distribute a Settlement Statement to each party detailing the receipt and disbursement of agreed upon items essential to the transaction and officially confirming full distribution thereof and completion of the transaction. All parties shall cooperate in completing any documentation that may be required to complete the transaction or comply with any regulatory requirements thereof.

ESCROW AGENT FEE

The Escrow Agent shall receive a fee for services as follows;

Two percent (.02%) of the gross transaction proceeds up to the first

$50,000,000.00.

One percent (.01%) of the gross transaction proceeds from

$50,000.000.0lupto$100,000,000.00.

One-half of one percent (.005%) of the gross transaction proceeds from

$100,000,000.01upto$250,000,000.

ESCROW

All funds received with regard to this escrow agreement shall be deposited into the Escrow Agent's U.S. account at Chase Bank as described on page four of this agreement.

Release of funds by the Escrow Agent is expressly dependent upon written instruction by each of the Parties Invo1ved.

Escrow Agent shall bear no liability for any of the following items:

1)	errors and omissions by a party other than the Escrow Agent;
2)	an¥ loss of funds directly related to the suspension, insolvency or failure of the funds or the bank involved;
3)	any legal proceedings between the Parties Involved not involving the escrow agent.

TERMINATION OF THE AGREEMENT

The Parties Involved agree that the¥ may terminate this agreement at any time, by providing an electronic mail message of termination to each of the respective representatives. Upon any such termination, the Parties Involve a agree that any fees already under contract due to the escrow will be paid to the escrow agent.

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GOVERNING LAW

This Agreement shall be construed in accordance with the laws and regulations governing securities in the State of Washington.

OTHER TERMS

ESCROW AGENT shall erovide a detailed accounting of the transaction in writing to the parties within ten (10) business days of the closing of the transaction.

Any other unforeseen costs or expenses necessary to complete this transaction shall be paid by SELLER upon presentation with documentation b¥ ESCROW AGENT. No such costs or expenses are anticipated at this time.

SIGNATURES

IN WITNESSWHERE OF, the Parties have executed and delivered this Agreement, effective as of the date first written above.

Agreed to:

Gem Industries Group, Inc.

By: David Wise, Director	Dated:December13,2023
Gem Industries Group, Inc.
By: Joshua Blevins, COO	Dated: December 13, 2023

Vic Devlaeminck, Attorney-CPA	Dated: December 13, 2023 Suite 317

10013 N.E. Hazel Dell Avenue, Vancouver, WA 98685

503-806-3533

vic@vicdevlaeminck.com

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BANK INFORMATION FOR ESCROW FUNDS:

Bank:

Bank branch: Account name: Account address:

Account number: Routing:

Swift:

Chase (J.P. Morgan Chase) Vancouver, WA

Vic Devlaeminck

10013 NE Hazel Dell Avenue, Suite 317 Vancouver, WA 98685

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